Issuer Free Writing Prospectus dated September 28, 2021
Filed Pursuant to Rule 433 under the Securities Act of 1933
Relating to the Preliminary Prospectus dated September 15, 2021
Registration Statement No. 333-259035
WARBY PARKER INC.
This free writing prospectus relates to the Registration Statement on Form S-1 (File No. 333-259035) (the “Registration Statement”) that Warby Parker Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.
On September 28, 2021, the Company issued a press release that supplements and updates the information contained in the Registration Statement. A copy of the press release is attached as Appendix A.
The Company has filed a registration statement (including a prospectus) with the SEC relating to its Class A common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the prospectus and other documents that the Company files with the SEC may be obtained from the investor relations page on the Company’s website at investors.warbyparker.com under the “SEC Filings” section.
Appendix A
Warby Parker Announces Update Regarding Conversion of Shares of Class B Common Stock to Shares of Class A Common Stock
NEW YORK, September 28, 2021. Warby Parker Inc. (the “Company”), a founder-led direct-to-consumer eyewear brand, today announced that, as of September 28, 2021, the Company had 111.5 million shares of Common Stock outstanding, consisting of 92.5 million shares of Class A common stock and 19.0 million shares of Class B common stock (collectively, the “Common Stock”).
Only shares of Class A common stock will be listed for trading on the New York Stock Exchange. Trading of shares of Class A common stock is expected to commence tomorrow, September 29, 2021. Each outstanding share of Class B common stock is convertible, at any time, at the option of the holder, into one share of Class A common stock.
The Company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission that registers for resale shares of the Company's Class A common stock and that was declared effective on September 17, 2021. A copy of the prospectus related to the registration statement may be obtained by visiting EDGAR on the SEC website or via the investor relations page on Warby Parker's website at investors.warbyparker.com under the “SEC Filings” section.
About Warby Parker
Warby Parker was founded in 2010 with a mission to inspire and impact the world with vision, purpose, and style–without charging a premium for it. Headquartered in New York City, the co-founder-led lifestyle brand pioneers ideas, designs products, and develops technologies that help people see, from designer-quality prescription glasses (starting at $95) and contacts, to eye exams and vision tests available online and in more than 145 retail stores across the U.S. and Canada.
Warby Parker aims to demonstrate that businesses can scale, become profitable, and do good in the world. Ultimately, the brand believes in vision for all, which is why for every pair of glasses or sunglasses sold, they distribute a pair to someone in need through their Buy a Pair, Give a Pair program. To date, Warby Parker has worked alongside its nonprofit partners to distribute more than eight million glasses to people in need.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.
Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include the Company’s ability to manage its future growth effectively; the Company’s expectations regarding key performance indicators; planned new retail stores in 2021 and going forward; the Company’s ability to successfully list its Class A common stock on the New York Stock Exchange; increases in component and shipping costs and changes in supply chain; the Company’s ability to compete successfully; the Company’s ability to manage its inventory balances and shrinkage; the Company’s ability to engage its existing customers and obtain new customers; the growth of the Company’s brand awareness; the effects of the ongoing COVID-19 pandemic; the effects of seasonal trends on the Company’s results of operations; the Company’s ability to stay in compliance with extensive laws and regulations that apply to its business and operations; the Company’s ability to adequately maintain and protect its intellectual property and proprietary rights; the Company’s reliance on third parties for its products, operation and infrastructure; and the increased expenses associated with being a public company. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company’s expectations is included in its registration statement on Form S-1, as ﬁled with, and declared effective by, the SEC. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Additional information regarding these and other factors that could affect the Company’s results is included in the Company’s SEC filings, which may be obtained by visiting the SEC’s website at www.sec.gov or the investor relations page on the Company’s website at investors.warbyparker.com under the “SEC Filings” section. Information contained on, or that is referenced or can be accessed through, our website does not constitute part of this document and inclusions of any website addresses herein are inactive textual references only.
Contacts
Investor Relations:
Tina Romani
Investors@WarbyParker.com
Media:
Lena Griffin
lena@derris.com
Source: Warby Parker Inc.